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             AARON RENTS, INC. ANNOUNCES PRICING OF PUBLIC OFFERING

ATLANTA, May 18, 2006

      Aaron Rents, Inc. (NYSE: RNT) announced today the pricing of its public offering of 4,000,000 shares of non-voting Common Stock at $25.75 per share. Of the total shares to be offered, 3,000,000 of the shares are being offered by the Company and 1,000,000 shares are being offered by the Company's Chairman and Chief Executive Officer, R. Charles Loudermilk, Sr., as selling shareholder. Aaron Rents and the selling shareholder have also granted to the underwriters an option to purchase an additional 450,000 and 150,000 shares, respectively, within 30 days after the offering to cover over allotments. The net proceeds from the sale of the 3,000,000 shares sold by Aaron Rents will be used to repay bank debt and for general corporate purposes. The offering is expected to close on May 24, 2006.

      SunTrust Robinson Humphrey is the sole book-running manager for the offering, and Morgan Keegan & Company, Inc. is co-lead manager. Stifel Nicolaus, Wachovia Securities and BB&T Capital Markets are co-managers. A copy of the final prospectus relating to these securities may be obtained from SunTrust Robinson Humphrey, 3333 Peachtree Road, NE, Atlanta, GA 30326.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of common stock in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state. The offering will be made only by means of a written prospectus.

      Aaron Rents, Inc., based in Atlanta, currently has more than 1,225 Company-operated and franchised stores in 46 states, Canada and Puerto Rico for the rental and sale of consumer electronics, computers, residential and office furniture, household appliances and accessories. The Company manufactures furniture, bedding and accessories at 12 facilities in five states.